Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Keoni Wagner (808) 838-6778
Thursday, July 1, 2010		Keoni.Wagner@HawaiianAir.com

Hawaiian Holdings Announces Stock Repurchase Program

HONOLULU — July 1, 2010 — Hawaiian Holdings, Inc. (NASDAQ: HA) (the “Company”), parent company of Hawaiian Airlines, Inc. (“Hawaiian”), announced today that its Board of Directors has authorized a stock repurchase program under which the Company may purchase up to $10 million of its outstanding common stock (amounting to approximately 3.7% of the company’s outstanding common shares based on the June 30, 2010 closing price).

Stock repurchases under the plan may be made through open market, established plans or privately negotiated transactions in accordance with all applicable securities laws, rules, and regulations.  The stock repurchase program is subject to modification or termination by the Company at any time.

“Our decision to repurchase our stock is a reflection of the confidence our management and Board have in Hawaiian’s future and reflects our commitment to build value for our shareholders,” said President and Chief Executive Officer Mark Dunkerley.

The Company also disclosed that it expects to record a gain of approximately $9 million as its share of a litigation settlement which would be reflected in results for the third quarter of 2010.  That settlement, which closes on July 1, 2010, resolves a lawsuit between LAX TWO Corporation, a California nonprofit mutual benefit corporation of which the Company is a member, and the Los Angeles World Airports over LAX TWO’s leasehold interest in Terminal 2 at Los Angeles International Airport.

About Hawaiian Airlines

Hawaiian is the nation’s highest-ranked carrier for service quality and performance in 2009 in the 20th annual Airline Quality Rating study, having earned that distinction in three of the past four years. Hawaiian has also led all U.S. carriers in on-time performance for each of the past six years (2004-2009) and has been an industry leader in fewest misplaced bags during that same period (#1 from 2005-2007, #2 in 2008 and 2009) as reported by the U.S. Department of Transportation. Consumer surveys by Condé Nast Traveler, Travel + Leisure and Zagat have all ranked Hawaiian the top domestic airline offering flights to Hawaii.

Now in its 81st year of continuous service for Hawaii, Hawaiian is the state’s biggest and longest-serving airline, as well as the largest provider of passenger air service to Hawaii from the state’s primary visitor markets on the U.S. mainland. Hawaiian offers nonstop service to Hawaii from more U.S. gateway cities (10) than any other airline, as well as service to the Philippines, Australia, American Samoa, and Tahiti. Hawaiian also provides more than 150 daily jet flights between the Hawaiian Islands.

Hawaiian Airlines, Inc. is a subsidiary of Hawaiian Holdings, Inc. (NASDAQ: HA). Additional information is available at www.HawaiianAirlines.com.